OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

Exchange Offer – Relevant Documents and Dates • Relevant Documents – filed with SEC and provided by Email − Offer to Exchange Eligible Options for New Options • Summary of Terms • Questions and Answers • Offering Memorandum − Election Forms − Notice of Withdrawal of Election Forms • Relevant Dates − Tender Offer commenced on Monday, June 18, 2018 − Expiration Time is 6:00pm, Tuesday, July 17, 2018, unless extended − New Options will be granted promptly following the Expiration Time • Election Forms and Communications − We have set up a designated email account for the Exchange Offer − All Election Forms must go to option.exchange@immunedesign.com 2

Exchange Offer – Eligible Options for New Options • Eligible Options — Granted on or before December 31, 2017 — Exercise price at or above $5.00 per share — Must be an employee at the beginning and end of the Offering Period • New Options − Will be granted promptly following the Expiration Time − Exercise price will be the greater of $4.10 per share or the closing price of our common stock on the grant date • Ex., if the stock is at $3.80 per share on the grant date, the New Options will have an exercise price of $4.10 per share. • Ex., if the stock is at $4.50 per share on the grant date, the New Options will have an exercise price of $4.50 per share. − Term of New Options will be 7 years − Vesting will occur in equal monthly amounts over: • 2 years if exchanged option was granted on or before Dec. 31, 2016 • 3 years if exchanged option was granted after Dec. 31, 2016 3

Exchange Offer – Exchange Ratios • The number of shares of each New Option will be determined by the applicable exchange ratio of the Eligible Option • Exchange Ratios were based on the “fair value” of the eligible stock options, accounting for exercise price and other factors. Exercise Price Range per Exchange Ratio Share $5.00-$14.99 1.50 to 1 $15.00-$29.99 1.75 to 1 $30.00-And Up 2.00 to 1 – Example 1: 1,000 shares priced at $10.00 will be exchanged to 667 shares – Example 2: 1,000 shares priced at $20.00 will be exchanged to 542 shares – Example 3: 1,000 shares priced at $30.00 will be exchanged to 500 shares • New Options will be Incentive Stock Options (ISOs) to the extent permitted by applicable law 4

Exchange Offer – Process for Participation • Election Forms − You received a personal Election Form by email on June 18, 2018 − Participation is voluntary on an option-by-option basis − To exchange your options: complete, sign and deliver your Election Form by the Expiration Time = 6:00 p.m., on July 17, 2018 • This deadline is not flexible. • Notice of Withdrawal Forms − Your may revoke your Election Form at any time − Submit a Notice of Withdrawal of Election Form • Use the Designated Email Account = option.exchange@immunedesign.com − All Election Forms and Notices of Withdrawal − All questions, communications and requests for documentation • Also feel free to call Accounting and Legal Groups with questions 5

Exchange Offer – Important Disclaimers • The Exchange Offer is Tender Offer filed with the SEC (Schedule TO-I) • All terms of the Exchange Offer are governed by the “Offer to Exchange Eligible Options for New Options” dated June 18, 2018. • We strongly encourage you to consult with your personal financial or tax advisors in making your decision • IMMUNE DESIGN HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN OFFERING MEMORANDUM OR IN THE RELATED ELECTION FORMS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY IMMUNE DESIGN. 6